Exhibit 10.151

English translation - for reference ONLY

Letter of Interest for Buyer’s Credit Insurance

Ref. No.: I2015236

Date: May 8, 2015

To: CITIBANK NA

Your request for a letter of interest in respect of Buyer’s Credit Insurance for the purchase of a VLCC (Hull No. H1355) by Navig8 Crude Tankers INC. incorporated in the Marshall Islands from Shanghai Waigaoqiao Shipbuilding Co., Ltd. has been received. After preliminary assessment and review, we would like to express our interest in providing export credit insurance support to the project.

This letter of interest represents only our interest in and attention to the foregoing project and is not legally binding upon us. We assume no liability through the issuance of this letter of interest. The final decision on whether to provide insurance coverage or not depends upon our comprehensive assessment and review of the project.

China Export & Credit Insurance Corporation

Shanghai Branch